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EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Bay View Capital Corporation:


We consent to the incorporation by reference in the registration statements (Nos. 33-30602, 33-30603, 33-36161, 33-41924, 33-95724, 33-95726, 333-37027,
333-37029, 333-37031, 333-76553, 333-76555, 333-76557, 333-86621, and 333-92637)
on Form S-8 and in the registration statements (Nos. 333-29757 and 333-64877) on Form S-3 of Bay View Capital Corporation of our report dated January 18, 2000, relating to the consolidated statements of financial condition of Bay View Capital Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K of Bay View Capital Corporation.


/s/ KPMG LLP

San Francisco, California
March 24, 2000